Exhibit 10.5

English Translation
Form of Lease Agreements
Party A: Jiangsu TongDa Property Management Co., Ltd.

Party B: Linkage Technology (Nanjing) Co., Ltd.
Upon friendly mutual negotiation, Party A and B agree to enter into this Agreement in terms of the lease of the following property (see the floor plan of lease for details) and related issues, and both Parties shall abide by it.
I.	Lease Object:

Address	Floor	Room	Construction Area (m2)	Purpose
Gongjianfang No.
40, Nanjing City	Column A	Column B	Column C	Office
     Party B has fully inquired upon the property provided by Party A under this Agreement.
II.	Lease Term:
The lease term under this Agreement is Column D.

If Party B expect to continue to lease the property under this Agreement after the above lease term expires, it shall propose a formal application in writing with Party A one month prior to the expiration of the above lease term. After mutual negotiation, a lease agreement shall be re-signed by both Parties. Based upon the market situation of that time and under the equivalent conditions, Party B shall have the priority right to lease the property hereunder.
III.	Lease Fees:
1.	Both Parties agree that the comprehensive fees for the lease of the foregoing property is calculated based on the construction area of such property, with unit price of RMB Column E per day/ m2 and annually totaling at RMB Column F. 60% of the foregoing comprehensive fees is for property rent, and the remaining 40% is for property management fee.
2.	The lease fees (referred to as fees hereinafter) shall be settled up half an year and be paid in two installments every year. The property cannot be used until such payments have been settled accordingly. Within three days after the Agreement is signed, Party B shall pay one-off the initial rent of RMB Column G. The next payment of fees of RMB Column H shall be settled within 5 days prior to the last date of the lease term covered by the former payment. If the payment is delayed for one day, Party A will charge Party B with 5‰ of the total due fees as the overdue fine. Payment shall be considered as having been settled on the date when Party A receive the cash or the date when the check or remittance from Party B is posted to Party A’s designated account.
IV.	Bond:
1.	When signing this Agreement, Party B shall pay an amount of bond as equivalent to 10% of the annul rent which is RMB Column I. Within the lease term of this Agreement, the bond is to be as the guaranty of the facilities and equipment and the performance of this Agreement. If Party B violates the Agreement within the lease term, Party A may prosecute Party B for its default liabilities according to clauses 1 and 3 under article VIII, and the related bond shall be deducted.
2.	Party B could terminate this Agreement in advance if force majeure event occurs. Under the conditions that relevant payments have been settled and the facilities and equipment of Party A have not been damaged, Party A shall refund the bond to Party B with charging no interests.
3.	If Party B completely performed this Agreement without any default behaviors, Party B shall return the leased property, and Party A shall refund the bond to Party B with charging no interests.
V.	Usage and Maintenance of Leased Property and Facilities:
1.	Basic decorations have been made to the property. Party A shall ensure that such facilities as gate, window, wall, floor, electric outlet, air-conditioner and firefighting equipment are undamaged when Party B moves in, which shall be confirmed through signing by both Parties.
2.	With Party A’s approval and after signing Decoration Management Agreement by both Parties, Party B shall be allowed to do some upgrades and decorations to the original facilities and equipment, and all resulted expenses shall be born by Party B.
3.	Within the lease term, if natural damages are incurred to the foregoing facilities and equipment, Party A shall repair and make a replacement, however, Party B shall be responsible for providing related material; if the damages are resulted from Party B’s reason, Party B shall take accountability for compensation.
4.	If Party B intends to make changes to such facilities and equipment as air-conditioner and firefighting equipment within the leased area, applications shall be filed with the relevant management department for approval. After that, only with Party A’s consent can Party B carry out such changes. Party A has the obligation to provide coordination assistance.
VI.	Responsibilities of Party A:
1.	Provide to Party B relevant legal documents for the lease.
2.	Within the lease term, Party A shall be prohibited from taking the leased object back without any reason, otherwise, Party A shall take the default responsibilities described in article VIII of this Agreement.
VII.	Responsibilities of Party B:
1.	Provide to Party A those legal certificates and documents such as business license, tax registration certificate, organization code certificate, ID card of legal representative, the authorization from legal representative, and ID card of authorized person, and so on.
2.	Only the company name recorded in this Agreement can be used for all the activities performed by Party B within the building.
3.	Without Party A’s consent, Party B shall not be allowed to sublease the property to third parties.

4.	Party B shall voluntarily take care of and use the property as specified in the usage rules. if causing the property damaged, Party B shall compensate for it.
5.	Within the lease term, Party B shall comply with relevant laws and regulations, properly conduct its management and business according to laws and regulations.
6.	Party B shall pay the rent on time based on the Agreement. If the rent is overdue for more than 7 days, Party A shall have the right to halt such services as water and electricity supply and communication. If the default is more than 15 days, this Agreement shall be terminated due to Party B’s default, and Party B shall take the responsibilities for it.
VIII.	Default Liabilities:
1.	If any default from either Party incurs substantial damage to the other Party, and this Agreement is still continuing to be performed, the defaulting Party shall compensate for such substantial damage incurred to the other Party, and also shall not be immune from the obligations to continue perform this Agreement.
2.	If Party A violates the Agreement, resulting in early termination of the Agreement, Party A shall pay 20% of the annual rent for the relevant year as the default fine.
3.	If Party B violates the Agreement, resulting in early termination of the Agreement, Party B shall pay 10% of the annual rent for the relevant year as the default fine as well as such related fees as the rent, property management fee and water and electricity fees, etc. arising from the actual execution period of this Agreement.
IX.	Lease Withdrawal:
When this Agreement expires or is terminated ahead due to certain reasons, both Parties shall handle the lease withdrawal procedures according to the following provisions:
1.	Party B shall handle the lease withdrawal procedures one week before the lease term expires.
2.	Party A shall check up the property together with Party B based upon the facilities list signed and confirmed by both Parties when Party B moves in. If there is any damage, Party B shall compensate for it.
3.	Both Parties shall settle all sorts of payments according to this Agreement.
4.	When this Agreement expires or is terminated, Party A shall give Party B Column J move-out period in which no rent shall be charged. If overdue, Party A will charge Party B double of the original price of the rent and other related fees. If overdue for 7 days, Party A will take the leased property back and remove the articles out of the property; the property can be re-leased and Party A shall not be responsible for keeping those articles. If intending to bring the articles back, Party B shall be charged for storage fee, which shall be calculated from the date when the move-out period ends with a standard of RMB100 per day. If it is only a part of a day, one day shall be considered for calculation. If Party B doesn’t bring its articles back within 30 days after the end of the move-out period, it shall be considered that Party B has waived its ownership of those articles, and Party A shall have the right to dispose of them at its discretion.
X.	Any dispute between both Parties about this Agreement may be directly referred to the local People’s Court at the judicial area where this property is located.

XI.	If any issue is unresolved, upon negotiation by both Parties, supplementary agreement can be entered into. The supplementary agreement has the same legal effect as this Agreement.
XII.	This Agreement has four counterparts with two counterparts held by each Party and shall become effective upon execution by both Parties.
Attachment: Floor Plan of Lease
Party A: Jiangsu TongDa Property Management Co., Ltd.
/Seal/ Jiangsu TongDa Property Management Co., Ltd.
Signature of Representative: /s/
Party B: Linkage Technology (Nanjing) Co., Ltd.
/Seal/ Linkage Technology (Nanjing) Co., Ltd.
Signature of Representative: /s/
Date: Column K

	Column A	Column B	Column C	Column D	Column E	Column F	Column G	Column H	Column I	Column J	Column K	Additional Clauses
1	3rd	03, 05, 06 and 07	352.87	968 days from July 5, 2008 till February 28, 2011	1.2	154,557.06. The total rents within the lease term is RMB409,893.79	100,779.67 (for 238 days from July 5, 2008 till February 28, 2009)	77,278.53	15,400	One-day	June 17, 2008	Party B is responsible for the maintenance of the public facilities and equipment within the building and such property management services as providing water, electricity and mailbox, maintaining security, cleanness and prettification for public area. The details shall be provided for by a Property Management Service Agreement otherwise entered into by both Parties.

2	3rd	302, 304, 308-310, 312 and 312-1	900.17	Two years from March 1, 2009 till February 28, 2011	1.15	377,846.4	188,923.2	N/A	38,000	Three-day	February 17, 2009	N/A

	Column A	Column B	Column C	Column D	Column E	Column F	Column G	Column H	Column I	Column J	Column K	Additional Clauses
3	4th, 5th and 6th	The whole floors.	3,000	One year from March 1, 2009 till February 28, 2010	1.15	1,259,250	629,625	N/A	124,000 (this amount has been paid to the Jiangsu Provincial Postal Administration Bureau by Linkage Technology (Nanjing) Co., Ltd.)	Three-day	N/A	N/A